SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

Filed by the registrant ☑

Filed by a party other than the registrant ☐

Check the appropriate box:

☐     Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

☑     Definitive proxy statement.
☐     Definitive additional materials.
☐     Soliciting material pursuant to Rule 14a-12.

(Name of Registrant as Specified in Its Charter)

CSK AUTO CORPORATION

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

CSK AUTO CORPORATION

Notice of Special Meeting of Shareholders

To be Held on Tuesday, February 26, 2002
At 9:00 A.M. Mountain Standard (Phoenix Local) Time

January 29, 2002

Fellow Shareholder:

      On behalf of the Board of Directors, you are cordially invited to attend a Special Meeting of Shareholders of CSK Auto Corporation to be held on Tuesday, February 26, 2002 at 9:00 a.m. Mountain Standard (Phoenix local) Time, at our principal executive offices located at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona for the following purpose:

      Approving the issuance of our common stock to certain investors upon the conversion of, and in lieu of cash interest payments on, certain 7% convertible subordinated debentures recently issued to such investors, and upon such investors’ exercise of certain related warrants, including any additional shares of common stock that may be issued to such investors as a result of certain adjustment provisions of the convertible debentures and the related warrants.

      The 7% convertible subordinated debentures were purchased by these investors on December 21, 2001 in connection with the refinancing of our senior credit facility; however, these investors agreed to limitations on the issuance of shares of our common stock until the issuance of such shares could be approved by our Shareholders as required by the applicable New York Stock Exchange rules. As part of the refinancing, holders of approximately 57% of our currently issued and outstanding common stock agreed to vote in favor of this proposal at the Special Meeting.

      The Board of Directors recommends that you vote for the foregoing proposal. Please refer to this Proxy Statement for detailed information on this proposal and on the business to be transacted at the Special Meeting.

      The Board of Directors has fixed January 18, 2002 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Special Meeting or at any adjournment or postponement thereof. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided, at your earliest convenience. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy. You must have an admission ticket to attend, and procedures for requesting that ticket are detailed on page 2 of the Proxy Statement.

      A list of all of our Shareholders of record entitled to vote at the Special Meeting will be open to examination for any purpose germane to the Special Meeting during ordinary business hours for a period of ten (10) days prior to the Special Meeting, at our principal executive offices set forth above.

      We look forward to you attending either in person or by proxy.

Sincerely yours,

/s/ MAYNARD JENKINS

MAYNARD JENKINS
Chairman

INTRODUCTION
PROPOSAL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS

INTRODUCTION	1
PROPOSAL	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT	7
OTHER MATTERS	9

i

PROXY STATEMENT

CSK Auto Corporation

645 East Missouri Avenue, Suite 400
Phoenix, AZ 85012

INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CSK Auto Corporation for use in voting at the Special Meeting of our shareholders (the “Shareholders”) to be held at the Company’s principal executive offices located at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012 on Tuesday, February 26, 2002 at 9:00 a.m. Mountain Standard (Phoenix local) Time, and at any postponement or adjournment thereof (the “Special Meeting”), for the purposes set forth in the attached notice. Unless the context indicates otherwise, in this Proxy Statement the “Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote by telephone at the number indicated on the enclosed proxy card and the shares represented thereby will be voted in accordance with your instruction.

      This Proxy Statement and the accompanying proxy card are first being mailed on or about January 29, 2002 to our Shareholders of record as of January 18, 2002.

Matters to be Considered at the Special Meeting

      At the Special Meeting, you will be asked to consider and vote on the proposal described in greater detail elsewhere in this Proxy Statement concerning the approval of the issuance of our common stock to certain investors upon the conversion of, and in lieu of cash interest payments on, certain 7% Convertible Subordinated Debentures (the “convertible debentures”) recently issued to such investors, and upon such investors’ exercise of certain related warrants, including any additional shares of common stock that may be issued to the investors as a result of certain adjustment provisions of the convertible debentures and the related warrants (collectively, the “Conversion Stock”).

      The convertible debentures were purchased by these investors on December 21, 2001 in connection with the refinancing of our senior credit facility; however, these investors agreed to limitations on the issuance of shares of our common stock until the issuance of such shares could be approved by our Shareholders as required by the New York Stock Exchange rules. As part of the refinancing, holders of approximately 57% of our currently issued and outstanding common stock have agreed to vote in favor of this proposal at the Special Meeting.

      With respect to any matter to come before the Special Meeting, you or your authorized proxy holder will be entitled to one vote for each share of common stock that you owned as of January 18, 2002, the record date for the Special Meeting. As of January 18, 2002, there were 32,370,746 shares of CSK Auto Corporation common stock outstanding.

Voting and Attendance

     Voting at the Special Meeting

      In order to obtain a quorum (the minimum number of Shareholders required to be present in person or by proxy to take valid action) at the Special Meeting, holders of a majority of the issued and outstanding shares of our common stock entitled to vote must attend, either in person or by proxy. In accordance with Delaware law, if a Shareholder abstains from voting on an action, that Shareholder’s shares will still be counted for determining whether the requisite number of Shareholders attended the Special Meeting. If a broker does not vote on any particular action because it does not have the authority to do so, but does vote on other actions, the shares so voted will still be counted for determining whether the requisite number of Shareholders attended the Special Meeting.

      All actions to be taken at the Special Meeting shall be decided by an affirmative vote of the holders of a majority of shares of our common stock issued and outstanding, and present, either in person or by proxy, at the Special Meeting.

      All valid proxies received pursuant to this solicitation will be voted in accordance with the instructions specified in the proxy. If no such instructions have been specified, the shares will be voted “FOR” the matters discussed in this Proxy Statement.

      Any Shareholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised (i) by delivering written notice prior to the Special Meeting to the Secretary of the Company at the above address, (ii) by voting the shares represented by such proxy in person at the Special Meeting, or (iii) by giving a later dated proxy at any time before the voting. Attendance at the Special Meeting, will not, by itself, revoke a proxy.

     Voting in Person

      If you wish to attend the Special Meeting in person, you must have an admission ticket. Advance ticket requests must be submitted in writing and received by CSK Auto Corporation on or before February 19, 2002. No advance ticket requests will be processed after that date. Submit advance ticket requests to Lon B. Novatt, Secretary, by mail at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. Tickets ordered in advance will be available at the door for Shareholders of record on the record date and for such Shareholders’ authorized proxy holders. Each Shareholder of record on the record date, or such Shareholder’s authorized proxy holder, is entitled to bring one guest.

     Voting by Proxy

      If you properly execute the enclosed proxy card and return it in time for the Special Meeting, your proxy will be considered validly given. CSK Auto Corporation is also offering Shareholders the opportunity to vote by telephone. Instructions for Shareholders interested in using this method to vote are set forth in the enclosed proxy materials.

Expenses of Solicitation

      The costs of solicitation of proxies will be borne by the Company. Such costs include preparation, printing, and mailing of the Notice of Special Meeting of Shareholders, this Proxy Statement and the enclosed proxy card, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone, facsimile or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

PROPOSAL

Approval of Issuance of the Conversion Stock to Certain Investors

      On December 21, 2001, we issued $50.0 million aggregate principal amount of our convertible debentures due December 21, 2006 and related warrants to Lehman Brothers Inc. (“LBI”) and Investcorp CSK Holdings L.P. (the “Related Investor,” and collectively with LBI, the “Investors”). The Related Investor is an affiliate of Investcorp, S.A., a principal stockholder of the Company. These convertible debentures were issued in connection with the refinancing of our senior credit facility.

      You are being asked to approve the issuance of the Conversion Stock to the Investors. The rules of the New York Stock Exchange require shareholder approval prior to the issuance to a “Related Party” (as specified in such rules) of a number of shares of common stock in excess of 1% of the number of shares of common stock outstanding, and prior to the issuance of a number of shares of common stock equal to or in excess of 20% of the number of shares of common stock outstanding regardless of the status of the purchaser.

      Currently, the number of shares of our common stock that would be issued upon conversion of the convertible debentures and exercise of the related warrants with respect to the Related Investor, who would be considered a “Related Party” under the rules of the New York Stock Exchange, would be in excess of 1% of our outstanding common stock. In addition, although the number of shares of our common stock that currently is issuable upon conversion of, and in lieu of cash interest payments on, the convertible debentures and exercise of the related warrants would be less, in the aggregate, than 20% of our outstanding common stock, in the future under some circumstances described below, the number of shares of our common stock issuable pursuant to these securities could increase to an amount in excess of 20% of our then outstanding common stock. Therefore, in accordance with the rules of the New York Stock Exchange and under the terms of the agreements pursuant to which we sold the convertible debentures and the related warrants, the Company is requesting approval by its Shareholders for the issuance of the Conversion Stock to the Investors. We will not issue the Conversion Stock to the Investors in excess of the New York Stock Exchange thresholds until the Shareholder approval contemplated by this proposal is obtained.

      If we obtain approval of this proposal by our Shareholders, we will be able to issue to the Investors the number of shares of Conversion Stock as agreed under the terms of the agreements pursuant to which the convertible debentures and related warrants were issued. Any such issuances of common stock will no longer be subject to further approval by our Shareholders under the New York Stock Exchange rules. If we were not to obtain such approval, we may be required to redeem, at a redemption price of 105%, all or a portion of the convertible debentures. As part of the refinancing, holders of approximately 57% of our currently outstanding common stock have agreed to vote their shares of our common stock in favor of this proposal.

      The terms of the convertible debentures and related warrants are complex and are summarized in this Proxy Statement. Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2001 includes as exhibit 99.2 the Securities Purchase Agreement dated December 7, 2001 and forms of the convertible debentures and the related warrant.

     Summary of the Terms of the Convertible Debentures

Interest Payments.

      Interest on the convertible debentures accrues at a rate of 7% per annum, payable quarterly. We may elect to pay interest either in cash or additional shares of our common stock.

      If we elect to pay interest in shares of our common stock, the number of shares constituting any such payment will be equal to the interest payment due divided by the average of the closing sale price of our common stock for the five trading days prior to the applicable interest payment date. If the terms of the convertible debentures limit our ability to issue shares of our common stock in payment of interest as described below and we do not elect to pay interest in cash, then the interest payment will be added to the outstanding principal amount of the convertible debentures.

      Interest must be paid in cash if any event constituting an event of default (as specified in the convertible debentures) or an event that with the passage of time and without being cured would constitute an event of default has occurred and is continuing on the interest payment date or any date which is within 10 business days prior to an interest payment date. Upon the occurrence and during the continuance of an event of default, interest on the convertible debentures and any overdue payments increases to 12%, with further monthly increases up to 16%.

      CSK Auto Corporation is a holding company that derives all its operating income from its subsidiaries. The Company’s subsidiaries are restricted, pursuant to the terms of other financing obligations, from transferring funds to CSK Auto Corporation to pay cash interest on the convertible debentures except under certain circumstances. These restrictions may limit our ability to pay interest on the convertible debentures in cash.

Conversion.

      Prior to obtaining approval of this proposal from our Shareholders, the Company may not issue its common stock upon conversion of the convertible debentures or otherwise:

•	to any affiliate of the Company, including the Related Investor; or

•	to LBI, if the issuance of the shares would exceed the applicable limitation provided in the rules of the New York Stock Exchange.

      At any time prior to or following approval of this proposal by our Shareholders, LBI has the option to convert its convertible debentures into our common stock subject to the applicable limitation set forth in the New York Stock Exchange rules. Once this proposal is approved, both Investors will have the option to convert all or any portion of their convertible debentures into our common stock at any time. We will be required to pay monetary penalties if we fail to convert the convertible debentures into our common stock upon any Investor’s request.

      Under the terms of the agreements pursuant to which we sold the convertible debentures, we agreed not to issue shares of our common stock to LBI upon conversion of the convertible debentures or otherwise to the extent that after giving effect to such conversion or other issuance, LBI, together with its affiliates, would hold a number of shares of our common stock that exceeds 9.99% of the number of shares of our common stock outstanding, unless LBI waives such restriction.

      Subject to the restriction set forth in the preceding paragraph, upon approval of this proposal by our Shareholders, we have the right to require the Investors to convert all of their convertible debentures into our common stock following the effectiveness of a registration statement covering the resale of the Conversion Stock, provided (i) no event of default has occurred and is continuing, and (ii) there have not occurred certain specified changes in management. We currently expect that we will require the Investors to convert all of their convertible debentures into our common stock upon satisfaction of the foregoing conditions.

      Regardless of whether an Investor elects to convert or we require conversion, the number of shares of our common stock to be issued upon conversion of the convertible debentures is determined by dividing the outstanding principal amount being converted, plus accrued interest for the immediately preceding quarter if we require the conversion, by the conversion price then in effect. The conversion price is currently $8.69, subject to adjustment as described below. The conversion price also changes at the maturity of the convertible debentures as described below.

      The conversion price will be adjusted in the event that on the earlier of (i) a change of control of the Company, and (ii) November 21, 2002, the average of the closing sale prices of our common stock on the trading days from December 21, 2001 through November 20, 2002 is less than $8.69, subject to adjustment as provided in the terms of the agreements pursuant to which the convertible debentures were issued. In such event, the conversion price will be reset to this average, but not less than $4.94. The conversion price also may be subject to adjustments if we:

•	issue securities below the conversion price then in effect;

•	subdivide or combine shares of our common stock into a different number of shares;

•	declare or make any distribution of our assets other than ordinary cash dividends;

•	grant any securities pro rata to the holders of any class of our common stock; or

•	issue securities that are convertible into common stock with a conversion price that may vary, other than formulations reflecting customary anti-dilution provisions.

We do not have to adjust the conversion price, however, if we issue our common stock (i) in an amount not exceeding 35,000 shares (subject to adjustment for stock splits, stock dividends, stock combination and similar transactions), (ii) in connection with specified stock plans of ours that are approved by our board of directors, or (iii) in connection with the exercise of options or conversion of securities that were outstanding on December 21, 2001. Adjustments to the conversion price would result in the issuance of additional shares of our common stock.

      The issuance of the Conversion Stock may result in substantial dilution to the interest of other holders of our common stock. To the extent a significant number of shares of Conversion Stock are sold into the market, the price of our common stock could decrease. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon later conversions of the convertible debentures, upon payment of interest in our common stock or upon exercise of the related warrants. The sales of these additional shares could further depress the price of our common stock. If the sale of a significant number of shares of Conversion Stock results in a decline in the price of our common stock, this event could encourage short sales by the investors or others. Short sales could place further downward pressure on the price of our common stock.

Redemption.

      The convertible debentures are not redeemable by us at any time prior to maturity on December 21, 2006, except in the event of a change of control of our company. A change of control is defined in the convertible debentures to mean:

(1) the consolidation, merger, sale or transfer of all or substantially all of our assets, or other business combination of the Company with or into another person, other than

(A) a consolidation, merger, sale or transfer of all or substantially all of our assets, or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities; or

(B) pursuant to a merger effected solely for the purpose of changing our jurisdiction of incorporation; or

(2) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of our outstanding common stock.

      In the event of a change of control, each holder of a convertible debenture may at its option require the Company or its successor entity to purchase, and the Company or its successor entity may at its option redeem, all or a portion of the holder’s convertible debentures at a price equal to 125% of the outstanding principal amount of such debentures and accrued and unpaid interest until December 21, 2002, and 112.5% thereafter. In addition, the convertible debentures provide for conversion price adjustments and specific requirements for treatment of the convertible debentures in the event of a merger, sale of substantially all assets or similar transaction involving our company. Each holder, however, will have the right to convert the entire principal balance of its convertible debenture in lieu of receiving such payments.

      In addition, we may be required to redeem the convertible debentures at a redemption price equal to 105% if an event of default occurs.

Maturity.

      The maturity date of the convertible debentures is December 21, 2006. If any of the convertible debentures remain outstanding on the maturity date, we may either redeem the convertible debentures in cash at a redemption price equal to 100% of the principal amount plus accrued interest or convert such amount into our common stock based on a conversion price equal to the average of the closing sale prices of our common stock on each trading day during the 120 trading days preceding December 21, 2006. If we fail to redeem or convert the convertible debentures at maturity in accordance with their terms, we are required to pay monetary penalties and the conversion price may be reduced.

Summary of the Terms of the Related Warrants

      The warrants are automatically exercisable into shares of our common stock on the earlier of (i) a change of control of the Company and (ii) November 21, 2002, only if the following two events have occurred:

•	we have previously required the Investors to convert their convertible debentures; and

•	the conversion price of the convertible debentures at the time of such required conversion is greater than the “adjusted conversion price”.

      The “adjusted conversion price” is an amount equal to the greater of (i) the average of the closing sale prices of our common stock on the trading days from December 21, 2001 through November 20, 2002 and (ii) $4.94, as adjusted in the case of a change of control and for specified dilutive events.

      The number of shares of our common stock issuable upon exercise of the warrants is equal to the following amount, subject to adjustment in accordance with the provisions of the agreement pursuant to which the convertible debentures were issued and less a number of shares so as to have a cashless exercise of the warrants based on an exercise price of $0.01:

(1) the quotient determined by dividing:

(A) the $50.0 million principal amount of the convertible debentures initially issued, plus any interest payments added to the principal of the convertible debentures, less the outstanding principal amount of the convertible debentures on the date of exercise of the warrants, by

(B) the adjusted conversion price; minus

(2) the number of shares of our common stock we have issued upon conversion of the convertible debentures prior to the date of exercise of the warrants.

      Prior to obtaining approval of this proposal from our Shareholders, however, we may not issue our common stock upon exercise of the warrants or otherwise to the Related Investor, or if any such issuance of the shares would violate the applicable rules of the New York Stock Exchange. Also, under the terms of the agreements pursuant to which we sold the convertible debentures, we agreed that we will not issue our common stock to LBI upon exercise of the warrants or otherwise to the extent that after giving effect to such conversion or other issuance, the beneficial owner, together with its affiliates, would hold a number of shares of our common stock that exceeds 9.99% of the number of shares of our common stock outstanding, unless such restriction is waived by LBI.

      The warrants provide for adjustments and specific requirements for treatment of the warrants in the event of a merger, sale of substantially all assets or similar transaction involving the Company.

      The Related Investor is an affiliate of Investcorp, S.A. Messrs. Askari, Marquis, O’Brien, Stadler and Tung, each of whom is a director of the Company, are employees of or consultants to affiliates of Investcorp, S.A.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ISSUANCE OF THE CONVERSION STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning beneficial ownership of our common stock as of January 18, 2002 (except as indicated below), by (1) each person we know to be a beneficial owner of more than 5% of our outstanding common stock, (2) each person we know to be a beneficial owner of more than 5% of our outstanding common stock following the approval of the proposal set forth in this Proxy Statement, (3) each director of the Company who could be deemed to be the beneficial owner of shares of our common stock, (4) each current Named Executive Officer who could be deemed to be the beneficial owner of shares of our common stock, and (5) all directors and executive officers of the Company as a group:

	Number of	Total Voting
Name	Shares	Power (%)

INVESTCORP, S.A.(1)(2)	5,363,347	14.1
SIPCO Limited(3)	5,363,347	14.1
The Carmel Trust(1)(4)	5,641,967	14.8
OppenheimerFunds, Inc.(5)	6,384,188	16.8
Oppenheimer Capital Income Fund(5)	6,364,188	16.7
Dimensional Fund Advisors Inc.(6)	2,524,100	6.6
Lehman Brothers Inc.(7)	2,301,496	6.0
John F. Antioco	7,795	*
Mamoun Askari	7,000	*
James Bazlen(8)(9)	629,194	1.6
Morton Godlas(10)	4,346	*
Charles K. Marquis(11)	31,000	*
Maynard Jenkins(9)(12)	695,958	1.8
Christopher J. O’Brien	32,000	*
Robert Smith(4)	—	—
Christopher J. Stadler	41,000	*
Eddie Trump(4)	—	—
Jules Trump(4)	—	—
Savio W. Tung	13,000	*
Martin Fraser(9)	103,463	*
Lon Novatt(9)(13)	59,747	*
Dale Ward(9)	55,298	*
Don Watson(9)	72,527	*
All directors and executive officers as a group (19 persons)(8)-(13)	1,832,178	4.7

*	Less than 1%.

(1)	At the time of our recapitalization in October 1996, CSK Auto Corporation entered into a stockholders’ agreement with each of our stockholders at the time (such stockholders’ agreement as thereafter amended and supplemented from time to time referred to herein as the “stockholders agreement”). The Investcorp Group, as defined in the stockholders’ agreement, owns 9,504,308 shares, or 24.9% of our outstanding common stock. The Carmel Group, as defined in the stockholders’ agreement, owns 5,901,824 shares, or 15.5% of our outstanding common stock. As the parties to the stockholders’ agreement have agreed to vote with respect to certain matters as set forth therein, all of them may be deemed to be a control group. As a result, each stockholder may be deemed to beneficially own all shares of common stock owned by all of the parties to the stockholders’ agreement. The number of shares shown as owned by the Investcorp Group does not include any shares which Maynard Jenkins has the right to acquire upon exercise of options, and the number of shares shown as owned by the Carmel Group does not include any shares which James Bazlen has the right to acquire upon exercise of options.

See Proposal. Because we believe that our presentation more accurately reflects ownership of the Company’s common stock, this table does not reflect shares that may be deemed to be beneficially owned by any entity solely by virtue of the stockholders’ agreement. The figures in this table and this footnote include the additional 3,452,244 shares of common stock that Investcorp CSK Holdings L.P. will beneficially own upon the approval of the proposal set forth in this Proxy Statement.

(2)	Investcorp, S.A. does not directly own any stock in the Company. The number of shares of our common stock shown as beneficially owned by Investcorp includes all of the shares beneficially owned by Investcorp Investment Equity Limited, a Cayman Islands corporation and a wholly-owned subsidiary of Investcorp, S.A. and by Investcorp CSK Holdings L.P., a Cayman Islands Limited Partnership in which Investcorp, S.A. both owns a majority economic ownership interest and is the sole general partner. Investcorp owns no stock in Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, J.P. Morgan (Suisse) S.A., or the beneficial owners of these entities. Each of Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is a Cayman Islands corporation. Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each of such entities or their stockholders or principals has granted such affiliate the authority to direct the voting and disposition of the common stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its registered address at 37 Rue Notre Dame, Luxembourg. Upon the approval of the proposal set forth in this Proxy Statement, Investcorp CSK Holdings L.P. will beneficially own an additional 3,452,244 shares of the Company’s common stock as reflected in this table.

(3)	SIPCO Limited may be deemed to control Investcorp, S.A. through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp, S.A.

(4)	The trustee of Carmel is Chiltern Trustees Limited. The agreement pursuant to which Carmel was established in 1977 (the “Carmel Agreement”) designates certain “protectors” who must authorize any action taken by the trustee and who have the authority to discharge the trustee and to appoint substitute trustees. These protectors are Saul Tobias Bernstein, Gerrit Van Riemsdijk and Robert Smith (who is also a director of the Company). Other than in their respective roles with Carmel and its subsidiaries, these individuals are not otherwise associated with Carmel or us. The Carmel Agreement provides that Carmel shall continue until 21 years after the death of the last survivor of the descendants of certain persons living on the date it was established. Potential beneficiaries of Carmel include certain charitable institutions, and under limited circumstances, certain members of the families of Jules Trump (a director of the Company) and Eddie Trump (a director of the Company) who are not citizens or residents of the United States. Based on information obtained from the Schedule 13G filed February 14, 2001, the number of shares shown as owned by Carmel includes all of the shares owned by Transatlantic Investments, LLC (544,685 shares) and Glenellen Investment Co. (4,600,000 shares), each an affiliate of Carmel and each of which has shared investment and dispositive power with respect to its shares. Jules Trump, Eddie Trump and Robert Smith each disclaim beneficial ownership of all shares shown as owned by Carmel.

(5)	Oppenheimer Capital Income Fund (“OCIF”) is a registered investment company managed by OppenheimerFunds, Inc. (“OFI”), an investment adviser. Of the shares of our common stock shown as beneficially owned by OFI, OFI has sole voting power with respect to none of such shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,384,188 of such shares, including 20,000 shares of the Company’s common stock held by the Millennium Income and Growth Fund. Of the shares of our common stock shown as beneficially owned by OCIF, OCIF has sole voting power with respect to 6,364,188 shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,364,188 of such shares. The address for OFI is 498 7th Avenue, 10th Floor, New York, New York 10018. The address for OCIF is 6803 S. Tucson Way, Englewood, Colorado 80112.

(6)	Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. Of the shares of our common stock shown as beneficially owned by Dimensional, Dimensional has sole voting power with respect to 2,524,100 of such shares and sole dispositive power with respect to 2,524,100 of such shares. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The information with respect to Dimensional is as of December 31, 2000, as was obtained from the Schedule 13G filed on behalf of Dimensional February 2, 2001.

(7)	Lehman Brothers Inc. (“LBI”) is a registered broker-dealer and leading global investment bank. Upon approval of the proposal set forth in this Proxy Statement, LBI will beneficially own 2,301,496 shares of our common stock as reflected in this table. The address for LBI is 745 7th Avenue, New York, New York 10019.

(8)	Includes 259,857 shares of our common stock held by a revocable family trust and 2,000 shares of our common stock owned by Mr. Bazlen’s children.

(9)	Includes the following shares of our common stock which the following individuals have the right to acquire upon exercise of options, including options that were cancelled in August 2001 subject to re-issuance in February 2002 under the Company’s option exchange program: Maynard Jenkins (672,358); James Bazlen (367,337); Martin Fraser (78,207); Dale Ward (49,558); Don Watson (63,503); Lon Novatt (48,458); and other executive officers (39,850).

(10)	Consists of 4,346 shares of our common stock held by a revocable family trust; excludes 200 shares of our common stock held by Mr. Godlas’ son-in-law, of which Mr. Godlas disclaims beneficial ownership.

(11)	Includes 1,000 shares of our common stock held in trusts of which Mr. Marquis is trustee for the benefit of his adult children.

(12)	Includes 2,500 shares of our common stock held in a revocable family trust.

(13)	Includes 11,289 shares of our common stock held in a revocable family trust.

OTHER MATTERS

      Please promptly complete, date, sign and mail the accompanying proxy card in the postage-paid envelope enclosed for your convenience or telephone us at the number indicated on the enclosed proxy materials. Giving us your proxy by either of these methods will not prevent you from attending the Special Meeting and voting in person.

Phoenix, Arizona

January 29, 2002

PROXY CARD

Proxy Solicited by the Board of Directors for
Special Meeting of Shareholders
to be held on Tuesday, February 26, 2002
at 9:00 A.M. Mountain Standard (Phoenix Local) Time
CSK Auto Corporation
645 E. Missouri Avenue, Suite 400
Phoenix, Arizona

The undersigned hereby appoints Martin Fraser and Don Watson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in CSK Auto Corporation (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the Company’s principal executive offices, Phoenix, Arizona on Tuesday, February 26, 2002 at 9:00 a.m. Mountain Standard (Phoenix local) Time, and at any adjournment thereof (1) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

(continued and to be signed on the other side)

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the proposal.

- DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE -

YOUR VOTE IS IMPORTANT!

You can give your proxy in one of two ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

OR

2.	CALL TOLL FREE 1-800-435-6710 on a touch-tone telephone and follow the instructions. There is NO CHARGE to you for this call.

If you plan to attend the Special Meeting in person, please remember to send your written request for an admission ticket to:

CSK Auto Corporation 645 East Missouri Avenue, Suite 400 Phoenix, AZ 85012 Attn: Lon Novatt, Secretary

The Board of Directors recommends a vote FOR the following proposal:	Please mark your vote as indicated in this example.

	FOR	AGAINST	ABSTAIN

Approval of issuance of common stock to certain investors upon the conversion of, and in lieu of cash interest payments on, certain 7% convertible subordinated debentures recently issued to such investors, and upon such investors’ exercise of certain related warrants, including any additional shares of common stock that may be issued to the investors as a result of certain adjustment provisions of the convertible debentures and the related warrants.

Even if you are planning to attend the Special Meeting in person, you are urged to sign and mail this proxy card in the return envelope so that your stock may be represented at the Special Meeting.

Signature(s)	Title(s)	Date

Sign exactly as your name(s) appears on your stock certificates. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons (as the case may be) should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by an authorized officer. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their title. Please date the proxy card.

- DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE -

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone
1-800-435-6710
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions given.

OR

Mail
Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by telephone, you
do NOT need to mail back your proxy card.